AMENDMENT TO EMPLOYMENT AGREEMENT

This document (the "Amendment ") amends the Executive Employment Agreement dated January 25, 2018 between Godfrey B. Evans, (" Executive") and HomeStreet, Inc., HomeStreet Bank and their affiliates (collectively " HomeStreet") (the "Employment Agreement") to (a) reflect a change in HomeStreet's vacation benefit for executives , including the accrual, use and payout of vacation and (b) extend the term of the Agreement for an additional three years. Any capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning set forth in the Agreement. The parties agree as follows:

1.Payout of Accrued Vacation. On HomeStreet's next regularly scheduled payday after August 1, 2020, HomeStreet will pay Executive an amount equal to his then accrued but unused vacation, less applicable withholdings and taxes. This amount will not include any payout for unused time off relating to a floating holiday. The amount payable to you is listed on the attached Exhibit A.

2.Amendment of Employment Agreement. In exchange for payment of the accrued but unused vacation described in paragraph 1, Executive agrees that (a) from and after August 1, 2020, HomeStreet has no obligation to award Executive or accrue on his behalf any defined amount of vacation under the Company's vacation policy or otherwise; and (b) to amend the Agreement to delete any obligation for HomeStreet to pay any amount to Executive upon termination of employment for the value of any vacation, whether accrued or unaccrued, in Section III of the Employment Agreement. Following execution of this Amendment, Executive's right to take time away from work on a paid basis (generally considered vacation time) shall be governed by HomeStreet's policies applicable to its executives, which are expected to include (1) the right to take vacation time away from work on an as needed basis in consultation with the Executive's supervisor; (2) the Executive will no longer be required to track time off for any reason, including vacation, and (3) the Executive will no longer accrue any vacation and upon termination of employment, no amounts for accrued vacation, sick time or any other time off will be due and payable to Executive.

3.Amendment to Term of Employment Agreement. The parties further amend the Employment Agreement by striking the first sentence of Section I.B of the Employment Agreement in its entirety and replacing it with the following: "This Agreement shall commence on the Effective Date and continue for an initial term of six (6) years ("Initial Term") unless sooner terminated as set forth in Section III."

4.Effectiveness. This Amendment shall be effective on the date it is signed by both Executive and HomeStreet.

[Signature Page Follows]

EXECUTIVE                    HOMESTREET, INC.
                        HOMESTREET BANK

/s/ Godfrey B. Evans      /s/ John M. Michel
Godfrey B. Evans, EVP, General Counsel,    John M. Michel, EVP, Chief Financial
Chief Administrative Officer            Officer
Date Signed: July 29, 2020            Date signed: July 29, 2020

Exhibit A

Accrued vacation payout as of 7/31/2020.

Hours: 149.96    Amount: $22,840.41